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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, DC  20549


                                      FORM 8-K

                              CURRENT REPORT PURSUANT
                           TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                  Date of report (Date of earliest event reported):

                                     May 6, 1998

                                 Global Media Corp.
               (Exact Name of Registrant as Specified in Its Charter)

                                       Nevada
                   (State or Other Jurisdiction of Incorporation)

            0-23491                             91-1842480
   (Commission File Number)           (IRS Employer Identification No.)

   83 Victoria Crescent, Nanaimo, BC  Canada                  V9K 5B9
    (Address of Principal Executive Offices)                (Zip Code)

                                   (250) 716-9949
                (Registrant's Telephone Number, Including Area Code)

                                   Not Applicable
           (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.  OTHER EVENTS.

On May 6, 1999, Global Media Corp. (the "Company") issued a Convertible Debenture in the original principal amount of $8,500,000 (the "Debenture") to RGC International Investors, LDC (the "Investor"). In connection with issuance and sale of the Debenture, the Investor was also issued five year warrants to purchase 680,000 shares of Common Stock at a purchase price of $8.4375 (135% of the three day average ending April 30, 1999, the date the Investor committed to the investment) (the "Warrants"). The Debenture and Warrants were sold pursuant to a Securities Purchase Agreement between the Company and the Investor, in a private placement pursuant to Regulation D under the Securities Act of 1933, as amended.

The principal and accrued interest (at the rate of 5% per annum) of the Debenture is convertible from time to time into shares of the Company's Common Stock based upon the lesser of a fixed conversion price of $8.125 (130% of the three day average ending April 30, 1999, the date the Investor committed to the investment) or a variable conversion price equal to 100% of the future market price of the Common Stock at the time of conversion. The fixed conversion price and the applicable percentage of the future market price are subject to adjustment if the Company's Common Stock is not listed on the Nasdaq National Market or Nasdaq SmallCap Market by November 6, 1999. The holder of the Debenture also has the option, exercisable simultaneously with the conversion of the Debenture into Common Stock from time to time, to purchase an equal number of additional shares of Common Stock at a per share price equal to the conversion price in effect at the time of conversion of the Debenture (the "Investment Options"). The exercise in full of the Investment Options could result in an additional $8,500,000 being invested by the Investor, for a total of $17,000,000. To the extent not previously converted, the Debenture will automatically convert into Common Stock on May 6, 2002.

Under certain circumstances, including shareholder approval of articles of amendment to the Company's Articles of Incorporation authorizing 100,000,000 shares of preferred stock and authorizing the Board of Directors to designate the number and the rights, preferences, privileges and restrictions of the preferred stock from time to time in series, the Debenture is convertible at the option of the Company into Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The terms of the Series A Preferred Stock, which will be set forth in a Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, will be substantially the same as the terms of the Debenture and will provide the holders of the Series A Preferred Stock the same Investment Options described above.

Neither the Debenture nor, if issued, the Series A Preferred Stock have voting rights, except that the holders of the Series A Preferred Stock will have voting rights with regard to issues directly affecting the Series A Preferred Stock as a class. Under certain circumstances, the Debenture or the Series A Preferred Stock may become redeemable, mandatorily or at the option of the Investor (depending on the applicable circumstance).

Pursuant to a Registration Rights Agreement entered between the Company and the Investor, the Company is obligated to file with the Securities and Exchange Commission, no later than June 21, 1999, a Registration Statement on Form SB-2 or S-1 to register for resale the shares of the Company's Common Stock which may be acquired upon conversion of, and exercise of the


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Investment Options relating to, the Debenture or shares of Series A Preferred
Stock, as applicable, and upon exercise of the Warrants.

The Company's press release announcing the sale of the Convertible Debenture, as well as the Securities Purchase Agreement dated as of May 6, 1999 between the Company and the Investor, the Debenture, the Certificate of Designations, the Registration Rights Agreement and the Warrant are filed as exhibits to this Current Report on Form 8-K. This summary description of the transaction is qualified in its entirety by reference to the documents filed as exhibits hereto.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(C)  Exhibits

     99.1 Securities Purchase Agreement dated May 6, 1999 by and among Global Media Corp. and RGC International Investors, LDC.

     99.2 Convertible Debenture dated May 6, 1999 from Global Media Corp., as Borrower, to RGC International Investors, LDC, as Holder.

     99.3 Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Media Corp.

     99.4 Stock Purchase Warrant dated May 6, 1999 from Global Media Corp. to RGC International Investors, LDC.

     99.5 Registration Rights Agreement dated May 6, 1999 by and among Global Media Corp. and RGC International Investors, LDC.


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SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Global Media Corp.
                                         (Registrant)

Date:  May 18, 1999                By: /s/ L. James Porter
                                      ------------------------------
                                        L. James Porter
                                        Chief Financial Officer


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